Exhibit 99.5

STRAYER EDUCATION, INC.

2015 Equity Compensation Plan

NONQUALIFIED STOCK OPTION AGREEMENT

Strayer Education, Inc., a Maryland corporation (the “Corporation”), hereby grants an option to purchase shares of its common stock, $.01 par value, (the “Stock”) to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attached Nonqualified Stock Option Agreement (together the “Agreement”), and in the Corporation's 2015 Equity Compensation Plan (the “Plan”).

Grant Date:
Expiration Date:	____________; subject to special provisions for earlier expiration for termination of Service or Change in Control Resulting in Termination as described in this Agreement and Plan.
Name of Optionee:
Number of Shares Covered by Option:
Option Price per Share:
Vesting Schedule:

This option will vest in its entirety on the __________anniversary of the Grant Date; subject to special provisions for death, Disability or Change in Control Resulting in Termination of Service as described in this Agreement and Plan.

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. IN PARTICULAR, YOU ACKNOWLEDGE THAT THIS OPTION GRANT CONSTITUTES CONSIDERATION FOR YOUR ACCEPTANCE OF THE NON-COMPETITION PROVISIONS CONTAINED IN THE AGREEMENT. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:
(Signature)

Corporation:
(Signature)

Title:

1

Attachment

This is not a stock certificate or a negotiable instrument.

2

STRAYER EDUCATION, INC.

2015 Equity Compensation Plan

NONQUALIFIED STOCK OPTION AGREEMENT

Nonqualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.
Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to the total number of shares covered by this option, as shown on the cover sheet (the “Option Shares”).

Notwithstanding the vesting schedule in the preceding paragraph, or any other term of this Agreement or the Plan, the Option Shares shall become fully vested upon your death or Disability or upon a Change in Control Resulting in Termination. For purposes of this Agreement, a Change in Control Resulting in Termination shall occur when there is a Change in Control, as that term is defined herein, and (1) your Service is terminated without cause within six (6) months of the effective date of the Change in Control or (2) there occurs a material reduction in your authority, functions, duties or responsibilities which causes your resignation from the Corporation within six (6) months of the effective date of the Change in Control.

Term

Your option will expire in any event at the close of business at Corporation headquarters on the day before the [____] anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Termination of Service

If your Service terminates for any reason other than your death or Disability, or a Change in Control Resulting in Termination, then the unvested portion of your option will immediately expire as of the date of termination of Service. If your Service terminates for a Change in Control Resulting in Termination, your option will become fully vested as of the date of termination of Service and, your option will expire at the close of business at Corporation headquarters twelve (12) months after such termination date. During that twelve-month period, you may exercise your vested option.

3

Death or Disability

If your Service terminates because of your death, then your option will immediately become fully vested and your option will expire at the close of business at Corporation headquarters on the date twelve (12) months after the date of death. During that twelve-month period, your estate or heirs may exercise your vested option.

If your Service terminates because of your Disability, then your option will immediately become fully vested, and your option will expire at the close of business at Corporation headquarters on the date twelve (12) months after the date of such termination. During that twelve-month period, you or your legal representative may exercise your vested option.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Board may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Notice of Exercise

When you wish to exercise this option, you must notify the Corporation by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in increments of at least 100 shares). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse's names as joint tenants with right of survivorship). The notice will be effective when it is received by the Corporation.

If someone else wants to exercise this option after your death, that person must prove to the Corporation's reasonable satisfaction that he or she is legally entitled to do so.

4

Form of Payment

When you submit your notice of exercise, you must include payment of the option price and applicable withholding taxes for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•         Cash, your personal check, a cashier's check, a money order or another cash equivalent acceptable to the Corporation.

•         Shares of Stock of the Corporation which have already been owned by you for more than six months and which are surrendered to the Corporation. The Fair Market Value of the shares as of the effective date of the Option exercise will be applied to the Option Price.

•         By delivery (on a form prescribed by the Corporation) of an irrevocable direction to (i) a licensed securities broker reasonably acceptable to the Corporation to sell Stock of the Corporation and to deliver all or part of the sale proceeds to the Corporation in payment of the aggregate option price and any withholding taxes, or (ii) to the Corporation to effect a “net exercise” by deducting an amount of shares of Stock of the Corporation covered by the option equal in market value to the exercise price of the options to be exercised.

Withholding

You agree, as a condition of this Agreement, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or the sale of Stock acquired under this option. In the event that the Corporation or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise of this option or the sale of Stock arising from this option, the Corporation or any Affiliate shall have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the exercise of the option to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Corporation or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations; provided that the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable laws.

5

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetence, your guardian or legal representative) may exercise the option. Other than by will or the laws of descent and distribution, the option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation or law or otherwise, nor may the option be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit the option.

Notwithstanding these restrictions on transfer, the Corporation may authorize, in its sole discretion, the transfer of a vested option (in whole or in part) to a member of your immediately family. You may also dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from your spouse, nor is the Corporation obligated to recognize your spouse's interest in your option in any other way.

Non-Competition	During the period you are providing Services to the Corporation and for a period of ____ years thereafter, you shall not take actions in competition with the Corporation in any state or similar jurisdiction in which the Corporation conducts a material amount of its business. Unless otherwise specified in an employment or other agreement between the Corporation and you, you take actions in competition with the Corporation if you:

• Fail to keep strictly confidential in accordance with the employment agreement all confidential business information disclosed by the Corporation to you, or which is obtained by you or otherwise disclosed to you in connection with performing Services for the Corporation, or use any such confidential information for any purpose other than performing Services for the Corporation; provided, however, that the foregoing shall not apply to information which (1) at the time of disclosure to you is already a matter of public knowledge, (2) after disclosure to you becomes a matter solely of public knowledge, except by your breach of this provision, (3) was already in your possession at the time of disclosure and does not solely constitute specific and detailed information regarding the Corporation; (it being acknowledged that you possessed extensive industry experience and general knowledge of the education sector prior to joining the Corporation); or (4) which is required to be disclosed by law or regulation;

6

•     Enter into any employment, consulting or similar relationships with third parties which will result in a direct and material conflict of interest with the Corporation's business;

•     Act in any managerial capacity for or acquire an ownership interest in (except a minority interest of 5% or less acquired for investment purposes in a company whose stock is traded on a public exchange) any person or entity that is a direct and material competitor of the Corporation;

•     Without the written consent of the Corporation, solicit or direct anyone else to solicit any officer or key employee of the Corporation (y) to terminate his or her employment or other relationship with the Corporation or (z) to seek or accept employment with you or any third party; provided that the foregoing shall exclude actions which are the result of persons responding to general advertisements and do not involve any solicitation on your part.

You acknowledge and agree that any material breach by you of any of the provisions of this Section (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you materially breach, or threaten to materially breach, any of the Restrictive Covenants, the Corporation and its Affiliates shall have the right to seek to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to seek an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation and its Affiliates under law or in equity (including, without limitation, the recovery of damages). In addition, in the event of such a material breach of the Restrictive Covenants the Corporation shall have the right to cause a forfeiture of your rights under this Agreement, including the right to cause: (i) a forfeiture of this Agreement, and (ii) with respect to the period commencing on the date of your termination of Service with the Corporation and ending twelve (12) months following such termination of Service (A) a forfeiture of any net gain recognized by you upon the exercise of this Agreement or (B) a forfeiture of any Stock acquired by you upon the exercise of this Agreement (but in such event the Corporation will repay you the option exercise price without interest).

7

Retention Rights

Neither your option nor this Agreement give you the right to be retained by the Corporation (or any Subsidiaries) in any capacity, and subject to applicable legal requirements or contractual provisions, the Corporation (and any Subsidiaries) reserve the right to terminate your Service at any time and for any reason subject to the terms of your employment agreement.

Clawback

This Award is subject to mandatory repayment by you to the Corporation to the extent you are or in the future become subject to any Corporation “clawback” or recoupment policy that requires the repayment by you to the Corporation of compensation paid by the Corporation to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Corporation the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained information affected by such material noncompliance.

Notwithstanding any other provision of the Plan or any provision of this Agreement, if the Corporation is required to prepare an accounting restatement, then you shall forfeit any cash or Stock received in connection with this Award (or an amount equal to the Fair Market Value of such Stock on the date of delivery if you no longer hold the Stock) if pursuant to the terms of this Agreement, the amount of the Award earned or the vesting in the Award was explicitly based on the achievement of pre-established performance goals set forth in this Agreement (including earnings, gains, or other performance criteria) that are later determined, as a result of the accounting restatement, not to have been achieved.

8

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Corporation until a certificate for your option's shares has been issued following proper exercise and payment therefore. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock of the Corporation, the number of shares covered by this option and the option price per share shall be adjusted appropriately (and rounded down to the nearest whole number) if required pursuant to the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Consent to Electronic Delivery

The Corporation may choose to deliver certain informational materials relating to the Plan in electronic form. By accepting this option grant you agree that the Corporation will deliver the Plan prospectus and the Corporation's annual report to you in an electronic format through the Corporation’s intranet at [website]. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Corporation would be pleased to provide copies. Please contact the General Counsel of the Corporation to request paper copies of these documents.

Corporate Activity	Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Corporation is subject to such corporate activity.

9

Data Privacy

In order to administer the Plan, the Corporation may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Corporation to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Corporation to process any such personal data.

Code Section 409A	It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Corporation determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Corporation. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

9